Free Writing Prospectus

Filed Pursuant to Rule 433(d)

Registration Statement No. 333-131369

• A C C E S S  TO  N E W  M A R K E T S

A N D  S T R A T E G I E S

• P O R T  F O L I O  D I V E R S I F I C A T I ON

• P R I C E  T R A N S P A R E N C Y

• T A X  E F F I C I E N C Y

• E X C H A N G E  L I S T I N G

• N O  I N T E R E S T  P A Y M E N T S

• N O  P R I N C I P A L  P R O T E C T I O N

ELEMENTSSM are exchange-traded notes designed to track the total return of a specific market index. ELEMENTS provide convenient access to markets and strategies that may not be readily available to individual investors. After their initial offering, ELEMENTS can be bought and sold through a broker or financial advisor on a U.S. securities exchange.

Why should I consider ELEMENTSSM?

Access to New Markets and Strategies

Certain asset classes and strategies are not easily accessible to individual investors. ELEMENTS provide opportunities to gain exposure to these asset classes and strategies in a cost-efficient way.

Portfolio Diversification

ELEMENTS are designed to provide investors with exposure to the total returns of various market indices, including stocks, bonds, commodities, currencies or some combination thereof. ELEMENTS can help investors utilize core and tactical strategies across asset classes, sectors and investment styles in order to construct a diversified portfolio to meet their investment objectives.

Certain asset classes, such as commodities and currencies, tend to have low correlations with traditional investments, such as stocks and bonds. Low correlation means the performance of one asset class has little relation with the performance of the other asset class. Thus, by adding ELEMENTS to a portfolio of stocks and bonds, investors have an opportunity to diversify their portfolio and thereby potentially reduce the risk profile of their portfolio.

Price Transparency

ELEMENTS are designed to provide a return that is linked to the performance of an underlying index or strategy, less an annual investor fee. The investor fees will be dependent on the nature of the underlying index and/or strategy. For more detailed information, please refer to the prospectus for a particular ELEMENTS.

The daily closing prices, daily closing indicative values and daily or weekly repurchase values(1) of all ELEMENTS and the daily closing levels of their underlying indices will be available on the product section of www.ELEMENTSetn.com so that investors can easily track the performance of their ELEMENTS.

Tax Efficiency(2)

ELEMENTS are intended to offer a tax-efficient way to invest. Mutual funds and exchange-traded funds (ETFs) are often required to make yearly taxable income and capital gains distributions to shareholders.

In contrast, the timing of the realization of gains or losses on their ELEMENTS is based on when investors buy and sell the investment. Under the intended tax treatment, investors will only realize gains or losses upon the sale, maturity or repurchase by the issuer of their ELEMENTS.

Flexibility and Liquidity

Like equities, ELEMENTS offer the liquidity provided by exchange listing. ELEMENTS also provide a liquidity-enhancing institutional-size repurchase feature during some or all of their term. Individual investors can choose to sell ELEMENTS in the secondary market at market prices during trading hours or hold ELEMENTS until maturity or repurchase by the issuer. Investors may offer their ELEMENTS for repurchase by the issuer on a daily or weekly basis (as specified in each ELEMENTS prospectus). The issuer will require investors to have a minimum number of units for repurchase and a repurchase fee may apply. Investors will receive a cash payment based on the performance of the index, less an annual investor fee, at maturity or earlier repurchase by the issuer.

(1) An indicative value for a particular ELEMENTS is a value similar to how net asset value (NAV) is to mutual funds. The indicative value will be provided for reference purposes only. The official daily or weekly repurchase value will be used for any repurchase by the Issuer. For more information, please refer to the particular ELEMENTS prospectus.

(2) Prospectuses offering ELEMENTS will include information regarding their expected tax treatment, and you should read this for a more complete understanding of the expected tax treatment of the ELEMENTS and any related tax risks.We do not offer tax or legal advice. Please consult with your tax or legal advisor before investing.

How do ELEMENTS differ from Index Mutual Funds and ETFs?

ELEMENTS, index mutual funds and ETFs all provide investors with exposure to the returns of various underlying indices. However, ELEMENTS offer different features that may make them a more attractive investment vehicle to certain investors than index mutual funds and ETFs.

	ELEMENTS	Index Mutual Funds	ETFs
Type of Securities	Debt Securities	Registered Investment Companies	Registered Investment Companies

Primary Risk	Market and issuer risks	Market risk	Market risk

Liquidity	Daily (intraday) at market price on exchange	Daily (close of business) at net asset value	Daily (intraday) at market price on exchange

Tax	Tax reporting intended in year of sale, at maturity or upon repurchase	Yearly 1099 tax reporting	Yearly 1099 tax reporting

How to Liquidate an Investment

Via a broker or financial advisor through sale on the exchange or through daily or weekly repurchase by the issuer (as specified in each ELEMENTS prospectus) during some or all of the term of ELEMENTS, subject to minimum size requirements(1)

		Redemption via a broker, financial advisor or fund company daily (close of business) at net asset value	Via a broker or financial advisor through sale on the exchange or through daily redemption from the issuer at net asset value, subject to minimum size requirements

Periodic Distributions	None—any income or return is reflected in the daily indicative value of ELEMENTS	Yes	Yes

Short Sales(2)	Available both on an uptick and a downtick	Not available	Available both on an uptick and a downtick

Voting Rights	None—except for changes to the terms of ELEMENTS	Yes	Yes

Index mutual funds and ETFs are investment companies registered with the Securities and Exchange Commission under the Investment Company Act of 1940. ELEMENTS are not required to be so registered. The 1940 Act regulates the organization of companies, including mutual funds, that engage primarily in investing, reinvesting, and trading in securities, and whose own securities are offered to the investing public. ELEMENTS, index mutual funds and ETFs are all registered under the Securities Act of 1933.

Please see back cover for more information.

(1) Upon daily or weekly repurchase, the issuer will require investors to have a minimum number of units for repurchase and a repurchase fee may apply. Please consult your broker or financial advisor for more information.

(2) With short sales, you risk paying more for a security than you received from its sale.

Are there risks to investing in ELEMENTS?

Summarized below are potential risks associated with an investment in ELEMENTS. For a more comprehensive list of risk factors, please refer to the prospectus and other documents provided by your broker or financial advisor.

No Principal Protection: If the value of the underlying index decreases, or does not increase by an amount greater than the investor fee applicable to your ELEMENTS, you will receive less than your original investment in ELEMENTS upon maturity or repurchase by the issuer.

Underlying Index Risk: The return on each ELEMENTS is linked to the performance of its underlying index, which, in turn, is linked to the prices of the underlying index components. These prices may change unpredictably, affecting the value of the underlying index and, consequently, the value of your ELEMENTS in unforeseeable ways.

Concentrated Investment Risk: The underlying index components of some ELEMENTS may be concentrated in a specific sector. The investment may therefore carry risks similar to a concentrated investment in a limited number of industries or sectors.

No Interest Payments: You will not receive any periodic interest payments on your ELEMENTS.

Issuer Risk: ELEMENTS are unsecured debt securities of the issuer. The repayment of the principal and the payment of any returns based on the underlying index at maturity are dependent on an issuer’s ability to pay.

A Trading Market for ELEMENTS May Not Develop: Although ELEMENTS are listed on a U.S. securities exchange, a trading market for ELEMENTS may not develop. Affiliates of certain issuers and the broker-dealers distributing ELEMENTS may engage in limited purchase and resale transactions. However, they are not required to do so and, if they engage in such transactions, they may stop at any time. The issuer is not required to maintain any listing of ELEMENTS on an exchange.

How do I get started?

Please speak with your broker or financial advisor to determine if ELEMENTS are appropriate as part of an overall investment strategy that fits your goals, risk tolerance, investing style and time horizon. For more information about ELEMENTS, visit www.ELEMENTSetn.com.

NOT PRINCIPAL PROTECTED • NOT BANK GUARANTEED OR INSURED • MAY LOSE VALUE

Each issuer will have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should carefully read the prospectus in that registration statement and other documents that the issuer has filed with the SEC relating to such offering for more complete information about that issuer and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov or by visiting the ELEMENTS website at www.ELEMENTSetn.com. Alternatively, the issuer, any agent or any dealer participating in the particular offering will arrange to send you the prospectus and other documents relating to any such offering upon your calling toll-free 1-877-ETN-ADVICE (386-2384). You can also ask your broker or financial advisor to provide you with the prospectus and other documents.

1-877-ETN-ADVICE (386-2384) • www.ELEMENTSetn.com

ELEMENTS and ELEMENTS (design) are service marks of MLPF&S, Inc.
© 2007 MLPF&S, Inc.
Printed in the U.S.A. Member, Securities Investor Protection Corporation (SIPC).	Code ELEMENTS-1007